Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-12130

Prospectus

BCE Inc.

1,939,578 Common Shares

Shareholder Dividend Reinvestment and Stock Purchase Plan

This Prospectus covers common shares of BCE Inc. (“BCE”) issuable under BCE’s Shareholder Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides that, at the option of BCE, common shares may be purchased by the Agent (as defined in the Plan) on the open market through the facilities of a stock exchange or purchased by the Agent from BCE.

The Plan provides a means for eligible holders of BCE common shares to invest in common shares of BCE without payment of brokerage commissions, fees or service charges of any kind.

The price of the shares will depend on whether the Agent buys the shares through a stock exchange or directly from BCE:

(a)	if the Agent buys the shares through a stock exchange, the price for the shares will be the average cost paid by the Agent for all the shares acquired for the purposes of the Plan during an Investment Period (as defined in the Plan); or

(b)	if the Agent buys the shares directly from BCE, the price for the shares will be the weighted average price of all board lot trades of BCE common shares on the Toronto Stock Exchange (“TSX”) during the three trading days immediately preceding an Investment Period.

In either case, you will pay no brokerage commissions on purchases.

The common shares of BCE are listed on the TSX and on the New York Stock Exchange (“NYSE”) under the symbol “BCE”. On January 31, 2012, the closing price for BCE’s common shares on the NYSE was US$40.80 and on the TSX was $40.88.

Unless otherwise indicated, dollar amounts are expressed in Canadian dollars.

We cannot estimate the anticipated proceeds from the issuance by BCE of new common shares under the Plan, which will depend upon the market price of BCE’s common shares, the extent of shareholder participation in the Plan and other factors. BCE will not receive any proceeds from Market Purchases (as defined in the Plan).

The address and phone number of BCE’s principal executive office is 1 Carrefour Alexander-Graham-Bell, Building A, 8th Floor, Verdun, Quebec H3E 3B3 and (514) 870-8777.

Investing in BCE’s common shares involves risks. See “Forward-Looking Information” on page 4 of this Prospectus. See also “Risk Factors” on page 3 of this Prospectus for a discussion of certain factors relevant to an investment in BCE’s common shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 1, 2012.

RISK FACTORS

Before you decide to participate in the Plan and invest in BCE’s common shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this Prospectus, including the matters set forth in the section “Risks that Could Affect Our Business and Results” of our Annual Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “Management’s Discussion and Analysis”) incorporated by reference in our Annual Report on Form 40-F, before you decide to participate in the Plan and purchase common shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of BCE’s common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

BCE files annual reports and other information with the United States Securities and Exchange Commission (“SEC”) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which requirements are different from those of the United States. Such reports and other information, when filed or furnished by us in accordance with such requirements, can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s Electronic Document Gathering and Retrieval System at www.sec.gov, which is commonly known by the acronym “EDGAR”, as well as from commercial document retrieval services. Copies of the documents incorporated herein by reference may be obtained on written or oral request without charge from our Corporate Secretary at the address set forth on the cover page of this Prospectus or on our website at www.bce.ca. All Internet references in this Prospectus are inactive textual references and we do not incorporate website contents into this Prospectus.

We have filed with the SEC a Registration Statement on Form F-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered with this Prospectus. This Prospectus is a part of that Registration Statement, and it does not contain all of the information set forth in the Registration Statement. You can access the Registration Statement together with its exhibits at the SEC’s website at www.sec.gov or inspect these documents at the offices of the SEC in order to obtain more information about us and about the securities offered with this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from Canadian Stock Transfer Company Inc., P.O. box 7010, Adelaide Street Postal Station, Toronto, Ontario, Canada M5C 2W9; 1-800-561-0934; bce@canstockta.com. The documents incorporated by reference are available over the Internet at www.sec.gov.

We incorporate by reference our Annual Report on Form 40-F for the fiscal year ended December 31, 2010 (the “BCE 2010 Annual Report”) and our Reports on Form 6-K dated May 12, 2011 (the “BCE 2011 First Quarter Shareholder Report”), August 4, 2011(the “BCE 2011 Second Quarter Shareholder Report”) and November 3, 2011 (the “BCE 2011 Third Quarter Shareholder Report”).

In addition, we will incorporate by reference into this Prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this Prospectus and prior to the termination of any offering contemplated in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently-filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new Annual Report and the related annual financial statements being filed by us with, and, where required, accepted by, the SEC, the previous Annual Report shall be deemed no longer to be incorporated by reference into this Prospectus for the purpose of future offers and sales of securities hereunder.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain forward-looking statements about our objectives, plans, strategic priorities, financial condition, results of operations, cash flows, business strategies, outlook and other statements that are not historical facts. A statement we make is forward-looking when it uses what we know and expect today to make a statement about the future. Forward-looking statements may include words such as aim, anticipate, assumption, believe, could, expect, goal, guidance, intend, may, objective, outlook, plan, seek, should, strategy, strive, target and will. All such forward-looking statements are made pursuant to the “safe harbor” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Unless otherwise indicated, forward-looking statements contained in this Prospectus describe our expectations as at the date of this Prospectus and forward-looking statements contained in the documents incorporated herein by reference describe our expectations as of the date of such documents, unless otherwise indicated in such documents. Except as required by law, rule or regulation, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Forward-looking statements, by their very nature, are subject to numerous risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results could differ materially from expectations expressed in or implied by such forward-looking statements and that our objectives, strategies, plans, strategic priorities and other statements that are not historical facts may not be achieved. As a result, we cannot guarantee that any forward-looking statement will materialize and, accordingly, prospective investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are provided in this Prospectus and in the documents incorporated by reference for the purpose of giving information about management’s current expectations and plans and allowing investors and others to get a better understanding of our operating environment. However, readers are cautioned that it may not be appropriate to use such forward-looking statements for any other purpose.

Forward-looking statements made in this Prospectus and in the documents incorporated herein by reference are based on a number of assumptions that we believed were reasonable on the day we made the forward-looking statements. Refer, in particular, to BCE’s Management’s Discussion and Analysis for the year ended December 31, 2010 (the “BCE 2010 MD&A”) provided on pages 22 to 87 and on page 131 of the BCE 2010 Annual Report under the heading “Business Outlook and Assumptions” on pages 33 to 35 of the BCE 2010 Annual Report, as updated in BCE’s Management’s Discussion and Analysis for the three-month period ended March 31, 2011 (the “BCE 2011 First Quarter MD&A”) provided on pages 2 to 26 of the BCE 2011 First Quarter Shareholder Report under the heading “Assumptions and Risks that Could Affect Our Business and Results” on pages 21 to 24 of the BCE 2011 First Quarter Shareholder Report, as further updated in BCE’s Management’s Discussion and Analysis for the three-month and six-month periods ended June 30, 2011 (the “BCE 2011 Second Quarter MD&A”) provided on pages 2 to 27 of the BCE 2011 Second Quarter Shareholder Report under the heading “Assumptions and Risks that Could Affect Our Business and Results” on pages 22 to 24 of the BCE 2011 Second Quarter Shareholder Report and as further updated in BCE’s Management’s Discussion and Analysis for the three-month and nine-month periods ended September 30, 2011 (the “BCE 2011 Third Quarter MD&A”) provided on pages 2 to 30 of the BCE 2011 Third Quarter Shareholder Report under the heading “Assumptions and Risks that Could Affect Our Business and Results” on pages 25 to 27 of the BCE 2011 Third Quarter Shareholder Report, for a discussion of certain assumptions that we have made in making forward-looking statements.

Factors that could cause actual results or events to differ materially from those expressed in or implied by the forward-looking statements contained in this Prospectus or the documents incorporated by reference are disclosed in the BCE 2010 MD&A included in the BCE 2010 Annual Report on pages 70 to 76 under the heading “Risks that Could Affect Our Business and Results”, on pages 60 to 63 under the heading “Our Competitive Environment” and on pages 63 to 69 under the heading “Our Regulatory Environment”, as updated in the BCE 2011 First Quarter MD&A under the headings “Updates to Our Regulatory Environment” and “Assumptions and Risks that Could Affect Our Business and Results” on pages 17 to 20, and 21 to 24, respectively, of the BCE 2011 First Quarter Shareholder Report, as further updated in the BCE 2011 Second Quarter MD&A under the headings “Updates to Our Regulatory Environment” and “Assumptions and Risks that Could Affect Our Business and Results” on pages 20 to 22, and 22 to 24, respectively, of the BCE 2011 Second Quarter Shareholder Report and as further updated in the BCE 2011 Third Quarter MD&A under the headings “Updates to Our Regulatory Environment” and “Assumptions and Risks that Could Affect Our Business and Results” on pages 22 to 25, and 25 to 27, respectively, of the BCE 2011 Third Quarter Shareholder Report.

We caution readers that the risks described above and those under “Risk Factors” above are not the only ones that could impact us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on our business, financial condition or results of operations.

Except as otherwise indicated, forward-looking statements do not reflect the potential impact of any non-recurring or other unusual items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date of such statements. The financial impact of these transactions and non-recurring and other unusual items can be complex and depends on the facts particular to each of them. We therefore cannot describe the expected impact in a meaningful way or in the same way we present known risks affecting our business.

EXCHANGE RATE INFORMATION

In this Prospectus, unless otherwise indicated, all references to “dollars” or “$” are to Canadian dollars. The Bank of Canada noon rate on January 31, 2012 was Cdn. $1.0052 = U.S. $1.00. The following table sets forth, for the dates indicated, certain historical exchange rate information based on the Bank of Canada noon rate in Cdn. $ for U.S. $1.00:

December 30, 2011	1.0170
December 31, 2010	0.9946
December 31, 2009	1.0466

BUSINESS OF THE CORPORATION

BCE Inc. (“BCE”) was incorporated in 1970 and continued under the Canada Business Corporations Act in 1979. BCE has its principal and registered offices at 1 Carrefour Alexander-Graham-Bell, Building A, 8th Floor, Verdun, Quebec H3E 3B3.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada.

Operating under the Bell and Bell Aliant brands, the Company’s services include Bell Home Phone local and long distance services, Bell Mobility wireless, high-speed Bell Internet, Bell Satellite TV and Bell Fibe TV, and Bell Business Markets IP-broadband and information and communication technology (ICT) services. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media, including CTV, Canada’s #1 television network. BCE shares are listed in Canada and the United States.

Our operations are organized into four segments: Bell Wireline, Bell Wireless, Bell Media and Bell Aliant.

USE OF PROCEEDS

BCE will only receive proceeds under the Plan if common shares are purchased directly from BCE rather than purchased in the open market through the facilities of a stock exchange. Such proceeds, as and when received, will be used for the general corporate purposes of BCE.

SHAREHOLDER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Introduction

This Prospectus provides detailed information about the BCE Shareholder Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This section of the Prospectus has three parts: (i) a Questions and Answers part; (ii) a copy of the text of the Plan; and (iii) a review of some Canadian and U.S. income tax considerations relating to participation in the Plan.

In case of a difference between the information given in other parts of this Prospectus and the text of the Plan, the provisions of the Plan will govern.

Certain terms of the Plan may be amended from time to time. You are advised to contact the Agent, who acts on behalf of Plan participants, to find out about any amendments to the Plan, a particular feature of the Plan, or details of an administrative nature.

The tax information to participants is of a general nature and participants should consult a tax advisor for additional questions.

All dollars referred to herein are Canadian dollars.

Summary

What is the Plan?

The Plan allows eligible holders of BCE common shares to acquire additional common shares through reinvestment of the cash dividends paid on their respective shareholdings. Participants in the Plan may also make Optional Cash Payments, in the form of cash or dividends on BCE preferred shares, to purchase additional common shares. Optional Cash Payments in the form of cash cannot be greater than $20,000 per 12-month period ending on the last Business Day preceding the Investment Period in October of each year. Optional Cash Payments in the form of dividends on BCE preferred shares are subject to a separate limit of $20,000 for each 12-month period ending on the last Business Day preceding the Investment Period in October of each year.

Why should I enroll?

The main advantages of enrolling in the Plan are as follows:

•	convenience of having cash dividends automatically reinvested into common shares, instead of receiving cash payments

•	ability to purchase common shares without having to pay brokerage commissions, fees or service charges

•	full reinvestment of cash dividends, as the Plan allows fractions of common shares and cash dividends on those fractions to be included in your account

•	convenient tracking of your Plan Shares with quarterly statements of account

•	ability to withdraw and/or sell any number of Plan Shares at any time for a reasonable administrative cost without terminating your participation in the Plan

•	ability to terminate your participation in the Plan at any time without penalty

Who can enroll?

Any registered holder of BCE common shares resident in Canada or the United States may participate in the Plan. Beneficial owners of common shares (shareholders who hold their shares through a financial institution, broker or other intermediary) should consult with the intermediary to determine how to participate in the Plan. There may be a fee charged by the intermediary for beneficial non-registered shareholders to become registered shareholders, which will not be paid by BCE or by the Agent.

Contact Information

Should you have any questions about the Plan please contact the Agent or BCE :

Agent

Canadian Stock Transfer Company Inc.1

P.O. Box 700, Station B

Montreal, Quebec H3B 3K3

1-800-561-0934

bce@canstockta.com

BCE Inc.

Investor Relations

1 Carrefour Alexander-Graham-Bell, Building A, 8th floor

Verdun, Quebec H3E 3B3

1-800-339-6353

investor.relations@bce.ca

[1]	Canadian Stock Transfer Company Inc. acts as administrative agent for CIBC Mellon Trust Company.

Questions and Answers

The highlights of the Plan are described in the following series of questions and answers. Details are given in the official text of the plan, which is printed in full in the Prospectus included herein.

1. How do I enroll in the Plan?

The enrollment form can be obtained from the Agent. Complete the form and send it to the Agent. Please do not send stock certificates or dividend cheques. Once you have enrolled, your participation in the Plan continues until you or BCE terminates it, or until the Plan is terminated.

2. How do I have my dividends reinvested?

Once you have completed your enrollment, the dividends on your common shares will automatically be reinvested in additional common shares. The Agent will purchase quarterly BCE common shares on your behalf with the cash dividends paid on all of the common shares registered in your name.

3. Can I enroll in the Plan only a portion of the common shares registered in my name?

No. Partial reinvestment of dividends is not accepted.

4. If I purchase additional common shares in the future (outside the Plan), will the dividends automatically be reinvested in common shares?

Yes, if these shares are registered in the exact same name as your other shares that are already enrolled for dividend reinvestment. If they are not registered in exactly the same name, they will not be included in the Plan.

5. How do I make Optional Cash Payments?

You must be enrolled in the Plan in order to be eligible to make Optional Cash Payments. You can make Optional Cash Payments in cash or in dividends on BCE preferred shares that you hold. You may make Optional Cash Payments without reinvesting cash dividends on common shares.

To make an Optional Cash Payment in cash, fill in the Optional Cash Payment form and send it to the Agent together with a cheque payable to the Agent. No third party cheques are accepted. To make an Optional Cash Payment in dividends on BCE preferred shares, fill in the applicable authorization form and send it to the Agent.

Optional Cash Payments can vary month to month and there is no obligation to make continuing cash payments. Payments in cash must not exceed $20,000 per 12-month period ending on the last Business Day preceding the Investment Period in October each year. Optional Cash Payments in the form of dividends on BCE preferred shares are subject to a separate limit of $20,000 for each 12-month period ending on the last Business Day preceding the Investment Period in October of each year.

The Agent is required under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) to collect and record certain information relating to Optional Cash Payments. Participants wishing to make Optional Cash Payments will be required to complete a participant declaration form and to comply with the Agent’s requirements in this respect.

6. Where are common shares purchased for my account under the Plan?

The Agent, acting on your behalf, will buy either existing shares through a stock exchange or new shares directly from BCE’s treasury.

7. When and how are common shares purchased for my account under the Plan?

The Agent will buy the shares during the Investment Period. How it does so is different depending on whether the shares are acquired through a stock exchange or directly from BCE:

(a)	when the Agent buys the common shares for your account directly from BCE, the Investment Period is the first Business Day following the 15th day of each month.

(b)	when the Agent buys the common shares for your account through a stock exchange, to the extent deemed practicable by the Agent

i)	in the months where there is a dividend payment date for the BCE common shares, the Investment Period is comprised of a maximum of five Business Days starting on the trade date for transactions on the common shares which settle on the dividend payment date (according to the practices of the stock exchange); and

ii)	in any other month, the Investment Period is the first Business Day following the 15th day of such month.

BCE will remit to the Agent all cash dividends on your common shares. During the Investment Period, the Agent will use such funds and any Optional Cash Payments you may contribute to buy common shares of BCE for your account under the Plan. If you are not a resident of Canada, any applicable withholding taxes on dividends payable to you will be deducted prior to the purchase of common shares.

If the Agent receives your Optional Cash Payment after the beginning of an Investment Period, the Agent will hold such amount for investment until the next Investment Period.

8. What is the price of common shares purchased for the Plan?

The price of the shares will depend on whether the Agent buys the shares through a stock exchange or directly from BCE:

(a)	if the Agent buys the shares through a stock exchange, the price for the shares will be the average cost paid by the Agent for all the shares acquired for the purposes of the Plan during an Investment Period;

(b)	if the Agent buys the shares directly from BCE, the price for the shares will be the weighted average price of all board lot trades of BCE common shares on the Toronto Stock Exchange during the three trading days immediately preceding an Investment Period.

In either case, you will pay no brokerage commissions on purchases.

9. Will I receive certificates for common shares purchased under the Plan?

Certificates for the common shares purchased under the Plan will not be issued to you unless specifically requested. However, the number of shares held for your account under the Plan will be shown on the quarterly statements you will be receiving.

If you do wish to obtain a share certificate for any number of shares held by the Agent for your account, write to the Agent to this effect or complete the appropriate section or form enclosed with the quarterly statement and send it to the Agent. Normally, the certificates will be forwarded within 3 weeks of receipt of the request.

10. Will I receive any interest on funds I have sent to the Agent as Optional Cash Payments?

Interest will not be paid on any funds held for investment under the Plan.

11. Will the common shares purchased with Optional Cash Payments be entitled to receive the quarterly dividend?

Yes. The common shares purchased for you by the Agent with funds received on or before the dividend record date will be entitled to receive the next quarterly common share dividend.

12. How do I sell shares I hold in the Plan and still continue to participate in the Plan?

You may request the Agent to sell any number of whole shares that the Agent holds in your account, by writing to the Agent to this effect or by completing the appropriate form enclosed with each quarterly statement of account and sending it to the Agent. The Agent will normally sell the shares within one Business Day of receipt of your request. You will be forwarded the proceeds of such sale less brokerage commissions and transfer taxes, if any, within 3 Business Days following completion of the sale.

As you are not closing your account in the Plan, any remaining common shares, including fractions, will continue to be held in your account and applicable cash dividends on these shares will continue to be reinvested.

13. How do I terminate my participation in the Plan?

Write to the Agent to this effect or complete the appropriate form enclosed with each quarterly statement and send it to the Agent. You can request the Agent to either sell all your Plan Shares (including any fractional shares) or to issue you a certificate for all your whole Plan Shares.

If you requested the Agent to issue a certificate for your Plan Shares, you will receive a share certificate for all the whole shares held for your account under the Plan and a cash payment for any fraction of a share and any uninvested Optional Cash Payment.

If you requested the Agent to sell all your Plan shares you will receive the proceeds of such sale less brokerage commissions and transfer taxes, if any. The Agent will make the sale as soon as possible after receiving your completed termination form and your instruction to sell.

14. When can I terminate my participation in the Plan?

You may terminate your participation in the Plan at any time. Normally, you will be forwarded certificates or cheques within three weeks of the receipt of your request for termination by your Agent.

Please make sure to send your request to terminate no later than the fifth day of a month in which there is a Dividend Record Date (March, June, September and December of each year) in order to prevent delays in the processing of your request that may run up to six weeks.

15. Can I stop all investment with respect to an Investment Period?

Yes, you may do so by writing to the Agent, who must receive the written notice no later than two Business Days before the Investment Period.

16. Will I receive statements as a participant in the Plan?

Yes, a quarterly statement will be mailed to you approximately three weeks after each Investment Period in January, April, July and October. The statements will show a record of dividends and Optional Cash Payments received for reinvestments, purchases and withdrawals made, and common shares held for your account under the Plan. Statements should be retained for tax purposes.

17. What are the tax consequences of participating in the Plan?

The fact that dividends are invested does not relieve participants of any liability for taxes that may be payable on such amounts. See the part entitled “Taxes” in this Prospectus.

BCE is not providing income tax advice to any participant on his or her participation in the Plan. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Shareholder Dividend Reinvestment and Stock Purchase Plan

Overview

The Plan provides a method for eligible holders of BCE common shares to reinvest dividends into additional common shares. Participants may also make Optional Cash Payments in the form of cash or dividends on BCE preferred shares to be applied to the purchase of additional BCE common shares under the Plan. Common shares are purchased by the Agent on behalf of the participants in the Plan on the open market through the facilities of a stock exchange, or directly from BCE.

Common shares purchased under the Plan will be registered in the name of the Agent, as agent for the participants, and recorded in separate accounts maintained by the Agent for each participant. The Agent will provide quarterly reports to participants of their holdings in the Plan.

Any forms required under the Plan (for enrollment, authorization for selling or withdrawal of shares, termination etc.) may be obtained from the Agent.

Definitions

Agent means Canadian Stock Transfer Company Inc. or such other agent as may be designated by BCE from time to time.

BCE means BCE Inc.

Business Day means any day, except Saturdays, Sundays, statutory holidays in the provinces of Ontario or Quebec, and any day upon which the Agent is obligated by law not to open for business.

Dividend Record Date means the date declared by the Board of Directors of BCE to determine those shareholders entitled to receive payment of a dividend on common shares.

Investment Period has the meaning set forth under “Purchase of Common Shares under the Plan”.

Market Purchase has the meaning set forth under “Purchase of Common Shares under the Plan”.

Optional Cash Payment has the meaning set forth under “Optional Cash Payments”.

Plan means the BCE Shareholder Dividend Reinvestment and Stock Purchase Plan.

Plan Shares means common shares held by the Agent on behalf of a participant and credited to the participant’s account under the Plan.

Treasury Purchase has the meaning set forth under “Purchase of Common Shares under the Plan”.

Eligibility

Any registered holder of BCE common shares is eligible to enroll in the Plan at any time.

A person who is a beneficial owner and not a registered holder of BCE common shares (e.g., whose shares are held through an intermediary) will be required to transfer those shares into the person’s own name in order to become eligible to enroll in the Plan.

However, shareholders whose common shares are registered in the name of an investment dealer who is registered with a securities commission may make an initial Optional Cash Payment without first becoming registered shareholders. The investment dealer must complete and provide the Agent with the appropriate authorization form together with a certification indicating that the initial Optional Cash Payment is being made on behalf of a person who holds at least one BCE common share in an account with that investment dealer.

Participants may make Optional Cash Payments without reinvesting cash dividends on common shares.

Participation in the Plan

An eligible shareholder may enroll in the Plan at any time by completing an enrollment form and sending it to the Agent. By completing the form, the participant directs BCE to forward to the Agent all cash dividends on all of the common shares registered in such participant’s name and directs the Agent to invest such dividends and any Optional Cash Payments in BCE common shares under the Plan for the participant.

A duly completed enrollment form must be received by the Agent on or before the Dividend Record Date in order for the corresponding dividend on the common shares to be re-invested under the Plan.

Once a shareholder has enrolled in the Plan, participation continues until terminated in accordance with the terms of the Plan.

A participant may stop all investment with respect to any Investment Period if written notification addressed to the Agent is received by the Agent no later than two Business Days preceding such Investment Period.

Optional Cash Payments

Participants enrolled in the Plan have the option to purchase additional common shares under the Plan with cash in the form of cheques or cash dividends on BCE preferred shares (“Optional Cash Payments”). Shareholders must be enrolled in the Plan in order to contribute Optional Cash Payments. Eligible shareholders may participate in the Plan by making Optional Cash Payments without reinvesting dividends on common shares. Dividends on common shares purchased with Optional Cash Payments will be reinvested in accordance with the terms and conditions of the Plan.

Optional Cash Payments with Cash

To make an Optional Cash Payment with cash, participants must fill in the Optional Cash Payment form (enclosed with each quarterly statement of account) or a letter with their instructions and send it to the Agent, together with a cheque made payable to the Agent. No third party cheques will be accepted. If the shareholder is not yet a participant in the Plan, a duly completed enrollment form must also be submitted to the Agent at the same time with the Optional Cash Payment form.

Cheques must be dated and received by the Agent at least five Business Days preceding an Investment Period in order for such payments to be accepted for investment during that month’s Investment Period.

Any cheques dated or received on or after such date will be held by the Agent for investment during the next Investment Period.

The Agent is required under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) to collect and record certain information relating to Optional Cash Payments. Participants wishing to make Optional Cash Payments will be required to complete a participant declaration form and to comply with the Agent’s requirements in this respect.

Optional Cash Payments with Dividends on BCE Preferred Shares

To make an Optional Cash Payment with dividends on BCE preferred shares, a participant must fill in the applicable authorization form and send it to the Agent. If the shareholder is not yet a participant in the Plan, a duly completed enrollment form must also be submitted to the Agent. The Agent needs to receive the duly completed authorization form before the applicable dividend record date for the preferred shares in order to invest such dividends in common shares under the Plan at the next Investment Period.

Optional Cash Payments in the form of cash dividends on BCE preferred shares paid in an Investment Period will be accepted for investment by the Agent during that Investment Period.

Limits on Optional Cash Payment

Optional Cash Payments with cash may not exceed a total of $20,000 in each twelve month period ending on the last Business Day preceding the Investment Period in October each year. Optional Cash Payments with dividends on preferred shares are subject to a separate limit of $20,000 in each twelve month period ending on the last Business Day preceding the Investment Period in October each year.

However, a financial institution or investment dealer, or its nominee, that is a registered holder of BCE common shares and that is enrolled in the Plan is allowed to make Optional Cash Payments in excess of $20,000 provided that:

(a)	the payments are made on behalf of two or more of its clients all of whom are beneficial owners of BCE common shares registered in its name; and

(b)	the institution, dealer or nominee provides the Agent with a signed declaration satisfactory to the Agent stating:

i)	that each of these clients owns at least one common share of BCE registered in the name of the institution, dealer or nominee;

ii)	that each of these clients has complied with the $20,000 limit; and

iii)	such other information as shall be required by the Agent or BCE.

Such clients will not be enrolled in the Plan in their own right, and neither BCE nor the Agent assumes any liability to such persons for any act, or for any omission to act, with respect to any Optional Cash Payments made on their behalf.

Entitlement to Dividends

Only Plan Shares purchased by the Agent with funds received on or before the Dividend Record Date will be entitled to receive the next quarterly dividend on such shares, as and when declared. Dividends paid on Plan Shares held by the Agent for the account of a participant under the Plan will be automatically reinvested in common shares during the next applicable Investment Period.

Purchase of Common Shares under the Plan

Source of Shares Purchased

The common shares acquired by the Agent for the participants in the Plan will be, at BCE’s election, either (i) existing common shares purchased on the open market through the facilities of a stock exchange (a “Market Purchase”) or (ii) newly issued common shares purchased directly from BCE (a “Treasury Purchase”). Such determination by BCE will be effective for the next Investment Period provided that BCE’s written notice shall have been received by the Agent prior to such Investment Period. The Agent will subsequently advise all participants of any change in the method of purchase of common shares under the Plan with the mailing of the next quarterly statement of account.

Investment Period

The Agent will purchase the common shares during the applicable investment period (the “Investment Period”), which is different depending on whether the shares are acquired through a Market Purchase or a Treasury Purchase:

(a)	in the case of a Treasury Purchase, the Investment Period will be the first Business Day following the 15th day of each month;

(b)	in the case of a Market Purchase, to the extent deemed practicable by the Agent:

i)	in the months where there is a dividend payment date for the BCE common shares, the Investment Period will be a maximum period of five Business Days starting on the trade date for transactions which settle on the dividend payment date (according to the practices of the stock exchange); and

ii)	in any other month, the Investment Period will be the first Business Day following the 15th day of such month.

Price of Common Shares

The purchase price for shares acquired under the Plan will depend on whether the Agent buys the shares through a Market Purchase or a Treasury Purchase:

(a)	in the case of a Market Purchase, the price will be the average of the actual cost (without any brokerage commissions, fees and service charges) per common share incurred by the Agent for all common shares acquired for the purposes of the Plan during an Investment Period;

(b)	in the case of a Treasury Purchase, the price will be the weighted average price of all board lot trades of BCE common shares on the Toronto Stock Exchange during the three trading days immediately preceding the Investment Period.

Dividends and Optional Cash Payments will be invested in full, which may result in the acquisition of fractions of a common share for a participant’s account under the Plan. The participant’s account will be credited with the number of common shares (including fractions computed to four decimal places) purchased by the Agent in his or her name, and equal to the amounts to be invested for the participant divided by the price per share.

Fees

Generally, there are no brokerage commissions, fees or other administrative costs payable by participants with respect to the purchase of common shares under the Plan. All such costs, including the Agent’s fees and expenses, are paid by BCE. Also, there are no charges payable by a participant upon termination of participation in the Plan. However, if a participant requests the sale of any or all common shares held for the participant’s account in the Plan, whether or not terminating the participation in the Plan, the participant will pay applicable brokerage commissions and transfer taxes, if any, on all dispositions of common shares effected for the participant’s account by the Agent.

Statements to Participants

Plan Shares held by the Agent under the Plan will be registered in the name of the Agent and recorded in a separate account for each participant. The Agent will mail a statement of account to each participant as soon as practicable following the Investment Period in January, April, July and October of each year. These statements are a participant’s record of the cost of purchases and should be retained for income tax purposes. In addition, each participant will receive annually from the Agent the appropriate tax information for reporting dividends paid on common shares held under the Plan.

Certificates for Common Shares

Common shares purchased under the Plan will be registered in the name of the Agent and share certificates for such shares will not be issued to a participant unless specifically requested.

A participant may, upon prior written request to the Agent, have share certificates issued and registered in the participant’s name for any number of whole common shares held in the participant’s account under the Plan. Normally, the certificates will be forwarded within three weeks of receipt of the request. Any remaining number of whole common shares and fractions will continue to be held in the participant’s account under the Plan.

A participant may not pledge, sell or otherwise dispose of the common shares held by the Agent for him or her. A participant who wishes to effect any such transaction must request that a certificate for such shares be issued in his or her name.

A participant will not realize any taxable income when the participant receives certificates for whole common shares credited to the participant’s account, either upon the participant’s request for certain of those shares, upon termination of participation or upon termination of the Plan

Withdrawal or Sale of Plan Shares

A participant may withdraw or sell whole common shares from his or her account under the Plan by completing the request to withdraw or sell shares form, enclosed with each quarterly statement of account and mailing it to the Agent, or by providing similar written notice to the Agent.

Upon receipt of a request for withdrawal of shares, the Agent will withdraw the specified number of whole shares from the participant’s account and issue a share certificate to the participant, normally within three weeks from the receipt of the request.

Upon receipt of a request for sale of shares, the Agent will sell the specified number of whole shares on behalf of the participant through a stock broker designated by the Agent, generally within one Business Day from the receipt of the request. The Agent will pay the proceeds of such sale, less brokerage commissions and transfer taxes, if any, to the participant by cheque. Cheques will normally be issued within three Business Days from the completion of the sale.

Common shares that are to be sold may be commingled with common shares being sold for other participants, in which case the proceeds to each such participant will be based on the average sales price of all common shares so commingled.

Termination of Participation

Termination by Participant

A participant may terminate his or her participation in the Plan at any time by completing the termination request enclosed with each quarterly statement of account and sending it to the Agent or by providing similar written notice to the Agent.

If a termination request is received by the Agent after the fifth day of a month in which there is a Dividend Record Date (March, June, September and December of each year), the participant’s account will not be closed until after the Investment Period corresponding to the relevant common share dividend payment, a delay of up to six weeks.

Upon termination of participation in the Plan, a participant may request the Agent to either

(a)	issue a certificate for all the whole shares and a cheque payment for any fraction of a common share and/or uninvested Optional Cash Payment; or

(b)	sell all the common shares held by the Agent for the participant’s account.

If the participant requested the sale of the shares, the Agent will sell the shares through a stock broker as soon as practicable following receipt of the instruction to do so. The Agent will not process any sale requests until participation in the Plan has been terminated and the participant’s account has been closed (which, depending on the date on which the termination request was received by the Agent, may take up to six weeks).

Following the sale of the shares, the Agent will pay the proceeds of such sale, less brokerage commissions and transfer taxes, if any, to the participant by cheque.

Common shares that are to be sold may be commingled with common shares being sold for other participants, in which case the proceeds to each participant will be based on the average sales price of all common shares so commingled. With respect to any fraction of a share, the proceeds will be determined by the Agent in the same manner as determined for the sale of whole shares.

Termination upon Death of a Participant

Participation in the Plan will be terminated automatically upon receipt by the Agent of a written notice, satisfactory to the Agent, of the death of a participant. In such case, a certificate for all the whole common shares held for the participant’s account under the Plan will be issued in the name of the deceased participant, and the Agent will send such certificate and a cash payment for any uninvested common share dividend or Optional Cash Payment and for any fraction of a common share to the representative of the deceased participant.

Termination by BCE

BCE may terminate a shareholder’s participation in the Plan with prior written notice if the number of BCE common shares purchased through the Plan by such participant does not exceed one whole share over a period of twelve consecutive months. In the event that participation is terminated by BCE for such reason, all common shares, including any fractions of a share, held in the participant’s account will be sold and the Agent will forward to the participant the proceeds of the sale, less brokerage commissions and transfer taxes, if any.

Rights Offering

In the event BCE makes available to holders of its common shares rights to subscribe for additional common shares or other securities, the Agent will forward rights certificates to each participant for the number of whole common shares held for the participant’s account under the Plan on the record date for such rights issue plus the number of common shares, if any, held of record by such participant. Rights based on a fraction of a common share held for a participant’s account will be sold for such participant by the Agent and the net proceeds invested in the same manner as an Optional Cash Payment during the next Investment Period.

Stock Dividends and Stock Splits

Any BCE common shares distributed pursuant to a stock dividend on, or a stock split of, common shares held by the Agent for participants under the Plan will be retained and credited by the Agent proportionately to the accounts of the participants in the Plan.

Voting of Shares Held by the Plan Agent

Whole common shares held for a participant’s account under the Plan on the record date for a vote of shareholders will be voted in the same manner as the participant’s common shares of record are voted, either by proxy or by the participant in person. If a participant is no longer a holder of record of common shares, the whole common shares held for such participant’s account will be voted in accordance with the instructions of the participant. Shares for which instructions are not received will not be voted.

Responsibility of BCE and the Agent

Neither BCE nor the Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan, including, without limitation, any claims for liability:

(a)	arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of satisfactory notice in writing of such death;

(b)	with respect to the prices at which shares are purchased for the participant’s account and the times such purchases are made;

(c)	with respect to the prices at which shares are sold for the participant’s account and the times such sales are made;

(d)	with respect to a request that is not fully compliant with applicable laws;

(e)	arising out of actions taken or not taken as a result of inaccurate or incomplete information or instructions.

Participants should recognize that neither BCE nor the Agent can assure profit or protect against loss on the shares purchased or sold under the Plan.

Amendment, Suspension or Termination of the Plan

BCE reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the participants. Participants will be sent written notice of any such amendment, suspension or termination.

Termination

In the event of termination of the Plan by BCE, a certificate for any whole common shares held for a participant’s account under the Plan and a cash payment for any fraction of a share and for any uninvested Optional Cash Payments will be remitted as soon as practicable by the Agent to the participant.

Suspension

In the event of suspension of the Plan by BCE, no investment will be made by the Agent during the Investment Period immediately following the effective date of such suspension; Optional Cash Payments which are not invested as of the effective date of such suspension and common share dividends which are subject to the Plan and which are paid after the effective date of such suspension will be remitted by the Agent to the participants.

Notices

All notices required to be given to participants under the Plan will be mailed to participants at the addresses shown on the records of the Agent or at a more recent address as furnished to the Agent by the participant.

Administration of the Plan

The Agent acts as agent for the participants in the Plan pursuant to an agreement between the Agent and BCE, which may be terminated by the Agent or BCE at any time. Should the Agent cease to act as agent for the participants in the Plan, another Agent will be designated by BCE and participants in the Plan will be notified of the change.

BCE may adopt rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as it deems necessary or desirable in connection with its operation.

Taxes

General

It is the responsibility of the purchasers of BCE common shares to consult their tax advisors if they are in any doubt as to their tax position.

It should be understood that the fact that dividends are invested under the terms of the Plan does not relieve participants of any liability for taxes that may be payable on such amounts.

The following tax information is based upon publicly available information as at the date of this Prospectus (February 1, 2012) and is not updated with any subsequent information. Please consult your tax advisor in order to obtain up-to-date tax information.

Canadian Taxes

Residents: Participants will be subject to tax under the Income Tax Act (Canada) on all dividends which are reinvested in Shares under the Plan, in the same manner as the Participant would have been if the dividends had been received directly by the Participant in cash.

The cost of these new Shares will be averaged with the adjusted cost base of all other similar class of Shares held by the Participant as capital property for purposes of subsequently computing the adjusted cost base of each Share owned by the Participant

A participant may realize a gain or loss when common shares acquired through the Plan are sold or exchanged:

i)    at the participant’s request, either upon termination of participation or through the sale of any number of whole shares held for the participant’s account;

ii)    by the participant after withdrawal of common shares from the Plan or after receipt of common shares upon termination of participation in or termination of the Plan; or

iii)    in the case of a fraction of a common share, when the participant receives the proceeds from the sale of such fraction on his or her behalf.

Non-Residents: If dividends which a non-resident participant designates for investment under the Plan are subject to withholding of non-resident tax, the amount to be invested will be reduced by the amount of tax withheld. The rate of withholding tax under the Income Tax Act (Canada) on cash dividends paid or credited to non-residents of Canada is generally 25%, unless reduced by treaty.

Gains on disposals of BCE common shares by a non-resident of Canada are generally not subject to Canadian income tax unless such disposition constitutes income from an “adventure in the nature of trade” or the carrying on of a business in Canada by the non-resident.

United States Federal Taxes

This subsection applies to a participant in the Plan if the participant is a United States holder with a functional currency that is the U.S. dollar and is not otherwise in a special category of taxpayers. A participant is a United States holder if it is either (i) a citizen or resident of the United States, (ii) a domestic corporation, or (iii) an estate or trust that meets certain additional requirements.

1) A United States holder who becomes a participant in the Plan will realize ordinary taxable income from cash dividends on BCE common or preferred shares which are to be reinvested under the Plan. If the Agent purchases shares on the open market, the amount subject to United States taxation will be the gross amount of the reinvested cash dividends, including any amounts deducted for Canadian withholding taxes, calculated in the same manner and converted to U.S. dollars as if the dividends had been received directly by the Participant in cash. In addition, if the agent purchases shares on the open market and the shares are not purchased on the dividend payment date, a participant would recognize gain or loss equal to the difference between the U.S. dollar value of the reinvested cash dividends on the dividend payment date and the U.S. dollar cost of the shares purchased under the Plan. Such gain or loss generally would be ordinary income or loss. If the Agent purchases shares directly from BCE, the amount subject to United States taxation will be the fair market value of the shares in U.S. dollars on the date the shares are received.

2) A United States holder who participates in the Plan will, to the same extent as a non-participating United States holder, be entitled to claim as a credit against the participant’s United States Federal income tax liability (or to claim as a deduction, if so electing) any amount withheld from dividends on account of Canadian withholding taxes.

3) A United States holder who makes an Optional Cash Payment of cash will recognize gain or loss when shares are acquired by the Plan equal to the difference between the U.S. dollar cost of the shares purchased and the participant’s basis in the Optional Cash Payment. The participant’s basis in the Optional Cash Payment will equal (i) if the Optional Cash Payment is in U.S. dollars, the amount of U.S. dollars, or (ii) if the Optional Cash Payment is in Canadian dollars, the participant’s basis in such dollars. Such gain or loss generally would be ordinary income or loss.

4) The tax basis per share for shares purchased under the Plan is equal to a participant’s purchase price per share converted to U.S. dollars at the exchange rate on the date of purchase or, in the case of shares purchased by the Agent directly from BCE with reinvested common or preferred share dividends, the fair market value of the shares in U.S. dollars when the shares are purchased.

5) A participant’s holding period for shares purchased by the Agent directly from BCE with reinvested common or preferred share dividends will begin on the day following the dividend payment date. The holding period for shares purchased with Optional Cash Payments (excluding dividends on BCE preferred shares), and for shares purchased by the Agent on the open market with reinvested common or preferred share dividends, will begin on the day following the purchase date.

6) A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant’s account, either upon the participant’s request for certain of those shares or upon termination of participation in or termination of the Plan.

7) A participant will realize a gain or loss when shares are sold or exchanged, either pursuant to a request, whether or not terminating from the Plan, by the participant after receipt of shares from the Plan, or, in the case of any fraction of a share, when the participant receives a cash adjustment for a fraction of a share. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share (converted, if necessary, to U.S. dollars on the date of the sale) and the tax basis therefor.

VALIDITY OF COMMON SHARES

Ms. Martine Turcotte and Mr. Marc J. Ryan have passed on the validity of the common shares of BCE offered hereby.

EXPERTS

The financial statements of BCE appearing in BCE’s Annual Report on Form 40-F for the fiscal year ended December 31, 2010 incorporated by reference in the Prospectus, and the effectiveness of BCE’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports, which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS

BCE is a Canadian corporation and is governed by the laws of Canada. A substantial portion of our assets is located outside the United States and some or all of our directors and officers and some or all of the experts named in this Prospectus are residents of Canada. As a result it may be difficult for investors to effect service within the United States upon us or upon such directors, officers and experts, or to realize against them or our assets upon any judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. There is doubt as to the enforceability in Canada of liabilities predicated solely upon the United States federal securities laws.

INDEMNIFICATION

The directors of BCE adopted on May 27, 2003 a resolution providing as follows:

“Section 8 — INDEMNIFICATION OF DIRECTORS AND OFFICERS —

Subject to the limitations contained in the CBCA but without limit to the right of the Corporation to indemnify any person under the CBCA or otherwise, the Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity if (a) such individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual’s conduct was lawful. The Corporation shall advance moneys to the Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to herein providing that the individual shall repay the moneys if the individual does not fulfill the conditions of subsection 124(3) of the CBCA.”

This resolution represents, in general terms, the extent to which officers and directors may be indemnified by us under the Canada Business Corporations Act (“CBCA”), the governing Act to which we are subject. Except in the case of an action taken by us or of a derivative action taken by a shareholder on behalf of us, as provided below, the Act provides that a director or officer may be indemnified by us against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (i) he acted honestly and in good faith with a view to the best interests of BCE; and (ii) in the case of a criminal or administrative action he had reasonable grounds for believing that his conduct was lawful. The right of indemnification is more limited where directors or officers are sued by us or on our behalf by a shareholder. In those cases, we may with the approval of a court indemnify directors and officers against all costs, charges and expenses but not the amount of the judgment or settlement of an action, provided he fulfills the conditions of (i) and (ii) above. A director or officer must be indemnified for costs, charges and expenses if he was substantially successful on the merits of his defense and fulfils the conditions of (i) and (ii) above.

The directors and officers of BCE are covered by an insurance policy indemnifying against civil liabilities which might be incurred by them in such capacities.

In addition, each director and officer of BCE has entered into an indemnification agreement with BCE providing for indemnification of such person for liabilities incurred in connection with his or her service as a director or officer and obliging BCE to maintain liability insurance to support their indemnification obligations under such agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BCE pursuant to the foregoing provisions, BCE has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRADING PRICE

Our common shares are traded on the NYSE and on the TSX under the symbol “BCE”. The last reported sales price of our common shares on January 31, 2012 on the NYSE was US$40.80 and on the TSX was $40.88. The following table sets forth the high and low per share prices for our common shares on the NYSE and TSX for the periods indicated.

	Common Shares
	NYSE		TSX
	High US$	Low US$	High $	Low $
2007	44.59	24.51	41.80	28.95
2008	40.00	16.85	40.29	20.94
2009	27.68	18.45	29.00	22.94
2010	35.94	25.68	36.25	27.31
2011	41.75	34.08	42.50	33.75

2010
Quarter 1	30.73	25.68	31.50	27.31
Quarter 2	31.24	28.10	32.23	29.29
Quarter 3	33.29	28.83	34.07	30.38
Quarter 4	35.94	32.07	36.25	32.64

2011
Quarter 1	37.12	34.08	36.74	33.75
Quarter 2	40.49	36.36	39.28	35.07
Quarter 3	40.36	35.41	39.65	34.99
Quarter 4	41.75	35.74	42.50	38.02

2011
August	40.36	35.41	39.65	34.99
September	40.29	36.40	39.39	37.50
October	39.86	35.74	39.87	38.02
November	39.60	37.45	40.00	38.85
December	41.75	38.68	42.50	39.60

2012
January	43.00	40.06	42.51	39.88

EXPENSES

Set forth below is an estimate of the approximate amount of the fees and expenses payable by BCE in connection with the common shares being offered:

Legal fees and expenses	US$	20,000
Accounting fees and expenses	US$	0
Printing and mailing expenses	US$	100
Total	US$	20,100